Exhibit 99.3

FSA Quarterly Letter from Robert P. Cochran, Chairman and Chief Executive Officer

May 5, 2004

In the first quarter of 2004, FSA achieved solid gains in earnings and new business originations.

Net income rose by 27.7% and operating earnings, which we define as net income before the effect of fair-value adjustments for insured credit default swaps, rose 13.9% over the prior year’s comparable period.  Adjusted book value (ABV) reached $3.3 billion at March 31, 2004, reflecting growth over the past 12 months of 18.9% excluding realized and unrealized capital gains and losses in the investment portfolio and 19.5% including them.

Present value (PV) originations during the first quarter of 2004 were $187.2 million, a good result compared with that of the same period last year, particularly in view of the tight credit spread environment in our asset-backed business.

A strong quarter in the U.S. municipal business

In the sustained low interest-rate environment, the U.S. municipal market continued at a substantial pace.  FSA maintained its strong position in this sector, achieving $89.4 million in PV premiums and a 29% market share.  The business was well balanced across sectors and, more importantly, was of high underlying credit quality and well priced to produce a steady stream of future earned premiums and solid returns on equity.  While a movement toward higher interest rates will most likely have a significant impact on market volume, we expect to continue to have broad opportunities in this market.

A good result in an asset-backed market constrained by tight credit spreads

We originated $34.9 million of PV premiums in the U.S. asset-backed market, which we consider a good result given the tight credit spreads across all asset types. We guaranteed transactions in the consumer receivables, residential mortgage and collateralized debt obligation (CDO) sectors.  However, tight spreads made it particularly difficult to find opportunities that met our underwriting and return criteria in CDOs, where we attach at primarily Super Triple-A credit levels.

On the other hand, tight spreads generally indicate higher underlying credit quality, which in turn leads to increased strength in our insured portfolio.  To look further on the bright side of the tight spread environment, our insured collateralized bond obligation portfolio has been bolstered by the improving credit quality and market value of the underlying corporate bond collateral.  As a result, we are very comfortable with the strength of our reserves in this sector.

International new originations continue strong

In the first quarter, we generated approximately $47.4 million of PV premiums in international markets.  The business was originated in Europe, with public infrastructure leading the way.  We guaranteed three sizable U.K. infrastructure transactions during the quarter, and though we closed no new infrastructure originations on the Continent, we were mandated on two high-profile transactions in Spain and France.  We also found opportunities in the structured finance sector despite tight credit spreads.

Looking ahead

Though we do not expect to surpass record 2003 originations, we see strong opportunities.  While interest rates will have a significant impact on municipal market volume, overall our business should benefit from an improving economy, widening credit spreads and an expanding global debt market.

Sincerely,

/s/ Robert P. Cochran

Robert P. Cochran

Please refer to the accompanying Quarterly Operating Supplement for definitions of non-GAAP terms used in this letter and reconciliations of operating earnings to net income, adjusted book value to book value, and PV originations to premiums written. This document contains forward-looking statements regarding, among other things, the Company’s plans and prospects. Important factors, including general market conditions and the competitive environment, could cause actual results to differ materially from those described in such forward-looking statements. Certain of these factors are described in more detail under the heading “Forward-Looking Statements” in Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. Forward-looking statements in this letter are expressly qualified by all such factors. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations or otherwise.